SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934
                                  (Amendment No. 3)



  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [  ]

  Check the appropriate box:

  [  ]  Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))
  [X]  Definitive Proxy Statement
  [  ] Definitive Additional Materials
  [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
       240.14a-12

                             Regency Realty Corporation
                  (Name of Registrant as Specified in its Charter)

  Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
       11.

       1)  Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)  Proposed maximum aggregate value of transaction:

       5)  Total fee paid:

  [  ] Fee paid previously with preliminary materials.

  [  ] Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:

                             Regency Realty Corporation

                                _______________

                          NOTICE AND PROXY STATEMENT
                                _______________



                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JUNE 12, 1997




  TO THE HOLDERS OF COMMON STOCK:



     PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Realty Corporation (the "Company") will be held on Thursday, June 12, 1997, at 2:00 P.M., local time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida.



       The meeting will be held for the following purposes:

       1. To elect two Class III directors and three Class I directors to serve terms expiring at the annual meeting of shareholders to be held in 1999 and 2000, respectively, and until their successors have been elected and qualified.

       2. To consider and vote on the issuance of Common Stock in connection with transactions (collectively, the "Transaction" or the "Branch Transaction") contemplated by a Contribution Agreement and Plan of Reorganization among the Company, Branch Properties, L.P. ("Branch") and Branch Realty, Inc. pursuant to which the Company has acquired substantially all of Branch's assets in exchange for shares of Common Stock and units of limited partnership interest that are redeemable for Common Stock.



     3.   To consider and vote on a proposed amendment to the Company's
            Articles of Incorporation that would permit the Company's major beneficial shareholder, Security Capital U.S. Realty and its subsidiary (collectively, "Security Capital"), to waive the presumption that Security Capital owns 45% of the outstanding Common Stock, on a fully diluted basis, which waiver is necessary in order to permit the redemption of limited partnership interests for Common Stock pursuant to the Transaction by limited partners who, directly or indirectly, are Non-U.S. Persons (as defined in the Articles of Incorporation).



       4. To consider and vote on a proposed amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of Common Stock from 25 million to 150 million shares.

       5. To transact such other business as may properly come before the meeting or any adjournment thereof.

       The shareholders of record at the close of business on April 7, 1997 will be entitled to vote at the annual meeting.

       It is hoped you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

                                By Order of the Board of Directors,

                                     /s/ J. Christian Leavitt

                                J. Christian Leavitt
                                Secretary and Treasurer



   Dated:   May 14, 1997

                               TABLE OF CONTENTS

                                                                           Page



  VOTING SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . .    1

       Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

  PROPOSAL 1:  ELECTION OF DIRECTORS  . . . . . . . . . . . . . . . . .    6

       Compensation Committee Report on Executive Compensation  . . . .   13
       Comparative Stock Performance  . . . . . . . . . . . . . . . . .   16
       Executive Compensation . . . . . . . . . . . . . . . . . . . . .   17
       Compensation Committee Interlocks and Insider Participation  . .   19
       Certain Transactions . . . . . . . . . . . . . . . . . . . . . .   19

  PROPOSAL 2:  APPROVAL OF ISSUANCE OF COMMON STOCK IN
            CONNECTION WITH THE BRANCH TRANSACTION  . . . . . . . . . .   22

       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . .   23
       Consideration for Stock Issuances  . . . . . . . . . . . . . . .   23
       Terms of the Branch Transaction  . . . . . . . . . . . . . . . .   26
       Redemption of Units for Common Stock . . . . . . . . . . . . . .   27
       Capital Contribution from Security Capital . . . . . . . . . . .   28
       Related Transactions . . . . . . . . . . . . . . . . . . . . . .   28
       Reasons for the Branch Transaction . . . . . . . . . . . . . . .   29
       Reasons for and Effect of the Stock Issuances  . . . . . . . . .   29

  PROPOSAL 3:  APPROVAL OF AMENDMENT TO SECTION 5.14 OF THE ARTICLES OF
            INCORPORATION TO AUTHORIZE FORMER BRANCH PARTNERS
            WHO ARE NON-U.S. PERSONS TO ACQUIRE COMMON STOCK  . . . . .   33

  PROPOSAL 4:  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO
            AUTHORIZE AN ADDITIONAL 150 MILLION SHARES
            OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . .   34

  INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . .   35

  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

  SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .   35

  ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

  EXPENSES OF SOLICITATION  . . . . . . . . . . . . . . . . . . . . . .   36

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . .   36

  EXHIBIT A - ARTICLES OF AMENDMENT

                          Regency Realty Corporation

                      121 West Forsyth Street, Suite 200
                         Jacksonville, Florida  32202

                                _______________

                     PROXY STATEMENT FOR ANNUAL MEETING OF

                   SHAREHOLDERS TO BE HELD JUNE 12, 1997




     This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of Regency Realty Corporation on or about May 12, 1997 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the 1997 annual meeting of shareholders of the Company. The meeting will be held on Thursday, June 12, 1997, at 2:00 P.M., local time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida.



       The Board of Directors has designated Joan W. Stein and Martin E. Stein, Jr., and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

       If necessary, the holders of the proxies may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the meeting. If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have heretofore effectively been revoked or withdrawn).


                               VOTING SECURITIES

       The record of shareholders entitled to vote was taken at the close of business on April 7, 1997. At such date, the Company had outstanding and entitled to vote 12,323,183 shares of Common Stock, $.01 par value. Each share of Common Stock entitles the holder to one vote. Holders of a majority of the outstanding Common Stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.



     The Company is a Florida corporation the principal shareholders of which consist of members the Stein family, who founded the Company, and the Company's major investor, Security Capital. The following table shows certain information relating to the beneficial ownership as of April 7, 1997 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company, (ii) each director and nominee,
  (iii) each of the named executive officers shown in the Summary Compensation Table elsewhere in this proxy statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the share-holders listed exercise sole voting and dispositive power over the shares.




                                                                 Percent
                                  Amount and Nature of          of Voting
      Beneficial Owner(1)         Beneficial Ownership        Securities(2)

   Security Capital U.S.               5,246,078                    42.6%
   Realty(3)


   Alliance Capital                      623,700                     5.1%
   Management, L.P.(4)


   Joan W. Stein(5)                      586,461(6)(7))

   Martin E. Stein, Jr.(5)               712,216(6)(8)(9))           5.8%(10)

   Richard W. Stein(11)                  578,146(6)(12))

   Robert L. Stein(13)                   583,552(6)(14))

   John D. Baker II(15)                  575,645(6))


   Edward L. Baker                        12,271(16)                  *

   A.R. Carpenter                         10,623(16)                  *

   J. Dix Druce, Jr.                      10,039(16)                  *

   Albert Ernest, Jr.                      9,617(16)                  *

   Douglas S. Luke                        12,123(16)                  *

   Paul E. Szurek                          4,078(16)                  *

   J. Marshall Peck                        4,728(16)                  *

   J. Alexander Branch III                67,616(17)

   Mary Lou Rogers(18)                    --                        --

   Robert S. Underhill(18)                --                        --

   Bruce M. Johnson                       58,717(9)(19)               *

   Robert C. Gillander, Jr.               55,180(19)                  *

   James D. Thompson                      47,952(19)                  *

   Richard E. Cook(20)                    54,857(19)

   All directors, nominees             1,026,384(21)                 8.2%
   for director and
   executive officers as a
   group (a total of 17
   persons)

  ________________________
  *    Less than one percent.
  (1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Act of 1934.
  (2) The percentages shown on the above table do not take into account the shares of Common Stock issuable upon conversion of the Company's Class B Non-Voting Stock (the "Class B Stock"). The Company has outstanding a total of 2,500,000 shares of Class B Stock held by a single institutional investor which are convertible into Common Stock at the holder's option beginning December 20, 1998, subject to certain numerical limitations, including a requirement that conversion not result in the holder being the beneficial owner of more than 4.9% of the Company's outstanding Common Stock. The Class B Stock will be immediately convertible into Common Stock in full upon the occurrence of certain extraordinary events or defaults, including certain changes in management. A total of 2,975,468 shares of Common Stock are issuable upon conversion of the Class B Stock. Based on the number of shares of Common Stock outstanding on the record date for the annual meeting (and assuming no other changes), the 2,975,468 shares of Common Stock issuable upon conversion of the Class B Stock would constitute approximately 19.4% of the Common Stock outstanding immediately following conversion.
  (3) The business address of Security Capital U.S. Realty is 69, route d'Esch, L-1470 Luxembourg.
  (4) The business address of Alliance Capital Management, L.P. is 1345 Avenue of the Americas, New York, New York 10105.
  (5) The business address of Joan W. Stein and Martin E. Stein, Jr. is 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.
  (6) Includes 160,263 shares held through The Regency Group, Inc. The named individual is deemed to have shared voting and investment power over these shares by virtue of testamentary trusts and a voting trust of which the Steins and John D. Baker, II are trustees, which trusts own 100% of the voting stock of The Regency Group, Inc. Also includes: 307,147 shares and 108,235 shares owned through two family partnerships, The Regency Group II and Regency Square II, respectively. The general partners of The Regency Group II and Regency Square II are the Steins and a testamentary trust of which the Steins and Mr. Baker are trustees.
  (7)  Also includes 10,816 shares owned individually by Joan W. Stein.
  (8) Also includes: 91,266 shares owned by Martin E. Stein, Jr., individually; 40,000 shares subject to presently exercisable options held by Martin E. Stein, Jr.; 4,000 shares held by a trust of which Martin E. Stein, Jr. is the beneficiary; and 1,305 shares held for the benefit of Martin E. Stein, Jr.'s minor children over which he has sole voting and dispositive power.
  (9) Excludes 46,691 shares held by the Company's 401(k) plan, of which Messrs. Martin E. Stein, Jr. and Johnson are trustees. The trustees have shared voting power over these shares.
  (10) The 712,216 shares over which Martin E. Stein, Jr. has sole or shared voting and investment power as described in notes (6) and (8) represent, in the aggregate, 5.8% of the outstanding voting securities of the Company. Percentages are omitted for the other members of the Stein family and John D. Baker, II to avoid double counting.
  (11) The business address of Richard W. Stein is 1650 Prudential Drive, Suite 304, Jacksonville, Florida 32207.
  (12) Also includes 2,501 shares owned individually by Richard W. Stein.
  (13) Robert L. Stein's business address is 1610 Independent Square, Jacksonville, Florida 32202.
  (14) Also includes 3,407 shares owned by Robert L. Stein, individually; 2,000 shares subject to presently exercisable options held by Robert
       L. Stein; and 2,500 shares held for the benefit of Robert L. Stein's minor children, over which he has sole voting and dispositive power.
  (15) Mr. Baker's business address is 155 E. 21st Street, Jacksonville, Florida 32206.
  (16) Includes the following shares covered by presently exercisable options: Mr. Baker, 5,000 shares; Mr. Carpenter, 5,000 shares; Mr. Druce, 5,000 shares; Mr. Ernest, 5,000 shares; Mr. Luke, 5,000 shares; Mr. Szurek, 3,000 shares; and Mr. Peck, 3,000 shares.
  (17) Excludes 80,309 shares issuable upon redemption of limited partnership units held by Mr. Branch and 2,228 shares issuable upon redemption of limited partnership units held by Mr. Branch's wife as trustee for the benefit of their children.
  (18) Nominee for director.
  (19) Includes the following shares covered by presently exercisable options: Mr. Johnson, 16,000 shares; Mr. Gillander, 16,000 shares; Mr. Thompson, 14,000 shares; and Mr. Cook, 16,000 shares.
  (20) Mr. Cook resigned as Senior Vice President, Development, effective January 31, 1997.
  (21) Includes 119,000 shares subject to presently exercisable options.



     The following chart illustrates in schematic form the ownership structure of the Company and the limited partnership created in connection with the acquisition of Branch's assets that is described under Proposal 2.





     [The material to be delivered to shareholders contains an organization chart, the textual entries of which appear below.]

                            Security Capital
                              U.S. Realty

                                      100%

                            Security Capital           Alliance Capital
     Stein Family            Holdings, S.A.            Management, L.P.



         5.8%                    42.6%                       5.1%




                       Regency Realty Corporation
                           (the "Company")




                               100%




                    Regency Atlanta, Inc.

                                                 Former limited
                                               partners of Branch,
                                              including Opportunity
                               General        Capital Partners II
                               Partner        Limited Partnership

                                                       Limited
                                                      Partners(1)




                    Regency Retail Partnership, L.P.






                Assets acquired from Branch Properties, L.P.

  ______________________________

  NOTE:  All percentages relate to Common Stock.

  (1) The limited partners hold Units that are redeemable, subject to certain conditions, on a one-for-one basis, for shares of Common Stock. As of the date of this Proxy Statement, there are 3,373,801 Units outstanding (exclusive of Units that may be issued pursuant to earn-outs and in related transactions described below).



  Standstill

       Security Capital has agreed to a five-year "standstill" (renewable for additional one-year terms) in its Stockholders Agreement with the Company, as amended. A "standstill" is an agreement by a shareholder to refrain from changing its position, most frequently involving an agreement not to acquire additional shares and/or not to take certain actions relating to management or control, such as replacing one or more members of the board of directors. Under the terms of Security Capital's standstill, Security Capital may not, among other things, (i) acquire more than 45% of the Company's outstanding Common Stock on a fully diluted basis, (ii) transfer shares in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of the Company's capital stock unless the Company approves the transfer, in its sole discretion, (iii) act in concert with any third parties as part of a 13D group, or (iv) seek to change the composition or size of the Board of Directors (except as provided in the Stockholders Agreement with respect to Security Capital's representation on the Board). During the standstill term, Security Capital is generally required to vote its shares of Common Stock in accordance with the recommendation of the Company's Board of Directors or proportionally in accordance with the vote of the other holders of the Common Stock except with respect to the election of Security Capital's nominees to the Company's Board (as to which Security Capital can vote its shares in its sole discretion) and with respect to any amendment to the Company's Articles of Incorporation or Bylaws that would reasonably be expected to materially adversely affect Security Capital and certain extraordinary matters (as to which Security Capital may vote Common Stock owned by it up to 40% of the outstanding shares in its sole discretion).

       Security Capital's standstill requires it to vote at the annual meeting for the Board of Directors' nominees (other than Security Capital's representatives) or vote proportionally for such nominees in accordance with the vote of the other shareholders. Security Capital has signed a voting agreement in connection with the Branch Transaction in which it has agreed to vote in favor of Proposal 2 (issuance of Common Stock in connection with the Branch Transaction) and Proposal 3 (amendment of Articles of Incorporation with respect to Non-U.S. Persons). See "Proposal 2--Vote Required." Under its standstill, Security Capital (i) is required to vote those shares owned by it in excess of 40% of the outstanding shares (or approximately 2.6% of the outstanding shares) in favor of Proposal 4 (to increase the number of authorized shares of Common Stock) or proportionally as the holders of the remaining shares vote with respect to Proposal 4, and (ii) is permitted to vote those shares owned by it up to 40%, in its sole discretion, with respect to Proposal 4.

       Security Capital's standstill will terminate automatically prior to the end of its stated term upon the occurrence of certain events, including the acquisition by another person or group of 9.8% or more of the voting power of the Company's outstanding voting securities. Based on notices of redemption received as of the date of this Proxy Statement from persons who acquired redemption rights in connection with the Branch Transaction, Opportunity Capital Partners II Limited Partnership, a Maryland limited partnership ("OCP"), is expected to have beneficial ownership of more than 9.8% of the Common Stock following the exercise by it of redemption rights pursuant to the Branch Transaction (assuming that shareholders approve Proposal 2). See "Proposal 2--Redemption of Units for Common Stock." Security Capital has agreed that the standstill will not be terminated by OCP's exercise of redemption rights so long as the shares acquired by OCP as a result of such exercise are held directly and beneficially by OCP. The waiver of the termination of the standstill also extends to (i) 225,930 shares beneficially owned for various managed accounts by ABKB/LaSalle Securities Limited, an affiliate of OCP's general partner ("ABKB/LaSalle") (including 32,200 shares held in a discretionary account for the benefit of OCP's limited partner), but only to the extent that such shares are continuously held in each such account, and (ii) up to 4.9% of the outstanding Common Stock beneficially owned as a result of the conversion of Class B Stock, which is beneficially owned by an affiliate of ABKB/LaSalle for another client. However, the waiver will terminate as to all the shares described above if OCP, ABKB/LaSalle, any other affiliate of OCP, or any member of a group of which OCP is a member acquires beneficial ownership of any additional voting securities of the Company or takes any other actions that would otherwise result in the termination of the standstill.

       During the standstill period, OCP has agreed with the Company that OCP will not, and OCP and ABKB/LaSalle have agreed that they will not cause other managed accounts for OCP's limited partner (collectively with OCP, the "OCP Accounts") to acquire additional shares (i) so long as OCP continues to beneficially own more than 9.8% of the Common Stock, on a fully diluted basis, or (ii) thereafter if, after giving effect to the acquisitions, the OCP Accounts would own more than 9.8% of the Common Stock, on a fully diluted basis. However, neither ABKB/LaSalle nor any of its affiliates is so bound with respect to any of their other clients or accounts. Accordingly, if ABKB/LaSalle becomes the beneficial owner of any shares that are not exempted from the standstill waiver as described above (or if any of the exempted shares are transferred between ABKB/LaSalle affiliates even though their aggregate beneficial ownership does not increase), then all shares beneficially owned by OCP, ABKB/LaSalle and their affiliates will be counted in determining whether Security Capital's standstill has terminated. If after any such event such persons then beneficially own more than 9.8% of the outstanding Common Stock, the standstill will terminate, and Security Capital will not be restricted in the voting of the shares that it owns or in any other action that it might take as a shareholder of the Company.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

       The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in number as possible. At the meeting, two Class III directors will be elected to serve for a term of two years and until their successors are elected and qualified, and three Class I directors will be elected to serve for a term of three years and until their successors are elected and qualified. The Board of Directors has nominated J. Alexander Branch III, who was recently elected to the Board in connection with the Branch Transaction (see "Proposal 2"), and Robert S. Underhill, who has been nominated for a seat being vacated by J. Marshall Peck, to stand for election as Class III directors. The Board of Directors also has nominated Douglas S. Luke to stand for re-election as a Class I director and Richard W. Stein and Mary Lou Rogers to stand for election as Class I directors to fill seats being vacated by Robert L. Stein and Paul E. Szurek, respectively. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

     The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the Board's nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

       Information concerning all incumbent directors and all nominees for director, based on data furnished by them, is set forth below. Martin E. Stein, Jr. and Richard W. Stein are brothers, and Joan W. Stein is their mother. Mr. Underhill and Ms. Rogers have been nominated by Security Capital as its representatives to the Company's Board of Directors pursuant to a Stockholders Agreement between the Company and Security Capital, which gives Security Capital the right, under certain circumstances, to nominate for election by shareholders its proportionate share of the members of the Board (but generally not fewer than two, nor more than 49% of the directors). OCP has the right to nominate one member to the Company's Board of Directors so long as it retains the units of limited partnership interest received by it in the Branch Transaction or the shares of Common Stock for which such units are redeemed. See "Proposal 2--Redemption of Units for Common Stock." The Company expects that OCP will select a nominee after the annual meeting, in which case the Board of Directors will elect OCP's nominee to the Board, pending the Company's 1998 annual meeting. It is anticipated that OCP's nominee, when selected, will be a Class II director.

      The Board of Directors of the Company recommends a vote "for" the election of each of its nominees. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.




                                                                   Shares of
                                                                    Company
                                                                  Common Stock
                                                         Year        Owned
                      Class/     Positions with the     First    Beneficially
                      Current    Company; Principal     Became       as of
                       Term      Occupations During    Director  March 1, 1997
                     Expires      Past Five Years;      of the       (% of
       Name Age        (1)       Other Directorships   Company     Class)(2)

  Joan W. Stein*+     Class    Chairman of the          1993       586,461(3)
         (68)           III     Board and Director                   (4.8%)
                       1999     of the Company;
                                Chairman since 1968
                                of The Regency
                                Group, Inc. ("TRG"),
                                which transferred
                                substantially all
                                the assets of its
                                real estate division
                                to the Company upon
                                the closing of the
                                Company's initial
                                public offering in
                                November 1993;
                                retired as a
                                director of Barnett
                                Bank of
                                Jacksonville, N.A.
                                in 1995.

  Martin E. Stein,  Class II   President, Chief         1993     712,216(3)(4)
   Jr.*+               1998     Executive Officer                   (5.8%)
         (44)                   and Director of the
                                Company; President
                                and Chief Executive
                                Officer of TRG since
                                1988 and President
                                of TRG's real estate
                                division since 1981;
                                director of FRP
                                Properties, Inc., a
                                publicly held
                                transportation and
                                real estate company.

  Richard W. Stein   Class I   President and Chief                 578,146(3)
         (41)         nominee   Executive Officer of                 (4.7%)
                       (for     Palmer & Cay of
                       term     Florida, Inc., an
                     expiring   insurance agency,
                       2000)    since 1993;
                                Executive Vice
                                President and
                                director of TRG,
                                1989 to present.

  Douglas S. Luke#   Class I    Director of the          1993        12,123(5)
         (55)          1997     Company; President
                                and Chief Executive
                                Officer since 1991
                                of WLD Enterprises,
                                Inc., a Ft.
                                Lauderdale, Florida
                                based diversified
                                private investment
                                and management
                                company with
                                interests in
                                securities, real
                                estate and operating
                                businesses; managing
                                director of
                                Rothschild
                                Inc./Rothschild
                                Ventures from 1987
                                to 1990; director of
                                DNA Plant Technology
                                Corporation, an
                                agricultural
                                biotechnology
                                corporation, Orbital
                                Sciences
                                Corporation, a space
                                systems company, and
                                Westvaco
                                Corporation, a
                                diversified paper
                                and chemicals manu-
                                facturing company.

  Mary Lou Rogers     Class I   Managing Director of     N/A         --
         (45)         nominee   Security Capital
                       (for     Strategic Group
                       term     Incorporated, an
                     expiring   affiliate of
                       2000)    Security Capital,
                                since March 1997,
                                responsible for
                                developing retail
                                operating systems
                                for retailing-related
                                initiatives for
                                Security Capital
                                Strategic Group
                                Incorporated's
                                clients; Senior
                                Vice President,
                                Director of Stores-
                                New England, for
                                Macy's
                                East/Federated
                                Department Stores
                                from 1994 to March
                                1997; Senior Vice
                                President, Director
                                of Stores for Henri
                                Bendels from 1993 to
                                1994; Senior Vice
                                President, Regional
                                Director of Stores
                                for the Burdines
                                Division of
                                Federated Department
                                Stores, from 1991 to
                                1993.

   A. R.             Class II   Director of the          1993        10,623(5)
   Carpenter~+         1998     Company; President
         (55)                   and Chief Executive
                                Officer (since
                                January 1992) of CSX
                                Transportation,
                                Inc., with which he
                                has held a variety
                                of positions since
                                1962, including
                                Executive Vice
                                President-Sales and
                                Marketing (from 1989
                                to 1992); director
                                of Barnett Banks,
                                Inc., a Jacksonville
                                based bank holding
                                company, and its
                                affiliate, Barnett
                                Bank of
                                Jacksonville, N.A.,
                                Florida Rock
                                Industries, Inc.,
                                Stein Mart, Inc., a
                                Jacksonville based
                                discount retailer,
                                and American
                                Heritage Life
                                Insurance Company.

  J. Dix Druce,      Class II   Director of the          1993        10,039(5)
   Jr.#                1998     Company; President
         (49)                   and director of Life
                                Service Corp., Inc.,
                                a life insurance
                                management company,
                                since 1988; Chairman
                                of the Board and
                                President of
                                American Merchants
                                Life Insurance
                                Company and its
                                parent, AML
                                Acquisition Company,
                                since October 1992;
                                President and
                                director (Chairman
                                from May 1989 to
                                July 1991) of
                                National Farmers
                                Union Life Insurance
                                Company from 1987 to
                                1991; President and
                                director of Loyalty
                                Life Insurance
                                Company and NFU
                                Acquisition Company
                                from 1987 to 1991;
                                director of American
                                National Bank of
                                Florida.

  Edward L.            Class    Director of the          1993        12,271(5)
   Baker~+              III     Company; Chairman of
         (62)          1999     the Board of Florida
                                Rock Industries,
                                Inc., a publicly
                                held construction
                                materials company
                                listed on the
                                American Stock
                                Exchange, and its
                                affiliate, FRP
                                Properties, Inc.,
                                since May 1989 and
                                President from 1967
                                to May 1989;
                                director of American
                                Heritage Life
                                Insurance Company,
                                based in
                                Jacksonville,
                                Florida, and Flowers
                                Industries, a
                                producer of baked
                                goods located in
                                Thomasville,
                                Georgia.

   J. Alexander        1997     Founder, Chairman        1997        67,616
   Branch III          Class    and Chief Executive
         (55)           III     Officer for more
                      nominee   than five years of
                       (for     Branch Properties,
                       term     L.P. and
                     expiring   predecessors, prior
                       1999)    to the transfer by
                                it of substantially
                                all its assets to a
                                partnership
                                controlled by the
                                Company.

  Albert Ernest,       Class    Director of the          1993         9,617(5)
   Jr.~+                III     Company; President
         (66)          1999     of Albert Ernest
                                Enterprises, a
                                consulting and
                                investment firm;
                                director of Barnett
                                Banks, Inc., from
                                1982 until 1991,
                                President and Chief
                                Operating Officer
                                from November 1988
                                until his retirement
                                in 1991, and Vice
                                Chairman from 1984
                                to 1988; director of
                                Florida Rock
                                Industries, Inc.,
                                and its affiliate,
                                FRP Properties,
                                Inc., Stein Mart,
                                Inc., a publicly
                                held discount
                                apparel chain based
                                in Jacksonville,
                                Florida, Emerald
                                Funds and Wickes
                                Lumber Co., a
                                publicly held
                                retailer and
                                distributor of
                                building materials.

   Robert S.           Class    Senior Vice              N/A         --
   Underhill            III     President of
         (41)         nominee   Security Capital
                       (for     Strategic Group,
                       term     Inc., from 1995 to
                     expiring   present, where he is
                       1999)    responsible for
                                researching
                                corporate and
                                portfolio
                                acquisitions; Senior
                                Vice President,
                                LaSalle Partners
                                Limited, a real
                                estate investment
                                firm, from 1993 to
                                1994; and Vice
                                President of its
                                affiliate, LaSalle
                                Partners
                                International, from
                                1990 to 1993.




  _________________________
  * Member of the Executive Committee, any meeting of which also must include any one of the outside directors.
  #    Member of the Audit Committee.
  ~    Member of the Compensation Committee.
  +    Member of the Nominating Committee.

  (1) The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in number as possible, with directors elected for three-year terms.
  (2) Where percentage is not indicated, amount is less than 0.1% of total outstanding Common Stock. Unless otherwise noted, all shares are owned directly, with sole voting and dispositive powers.
  (3) Includes 160,263 shares held through The Regency Group, Inc. The named individual is deemed to have shared voting and investment power over these shares by virtue of testamentary trusts and a voting trust of which the Steins and John D. Baker, II are trustees, which trusts own 100% of the voting stock of The Regency Group, Inc. Also includes 307,147 shares and 108,235 shares held through two family partnerships, The Regency Group II and Regency Square II, respectively. The general partners of The Regency Group II and Regency Square II are the Steins, and a testamentary trust of which the Steins and Mr. Baker are trustees.
  (4)  Includes 40,000 shares subject to presently exercisable options.
  (5)  Includes 5,000 shares subject to presently exercisable options.

       Board of Directors and Standing Committees. Regular meetings of the Board of Directors are held five times a year. The Board held five regular meetings and two special meetings during 1996. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1996.

       The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below. Members of these committees will be elected annually at the regular Board meeting held in conjunction with the annual shareholders' meeting.

      Executive Committee. The Executive Committee presently is comprised of Joan W. Stein (Chairman) and Martin E. Stein, Jr. plus any one outside director. The Executive Committee met one time during 1996. The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not exercise functions reserved under Florida law for the full Board of Directors and, in addition, may not declare dividends.

       Audit Committee. The Audit Committee presently is comprised of Messrs. Druce, Luke and Szurek, none of whom is an officer of the Company. Regular meetings of the Audit Committee are held twice a year. The Audit Committee met twice during 1996. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

      Nominating Committee. The Nominating Committee presently is comprised of Albert Ernest, Jr. (Chairman), Joan W. Stein, Martin E. Stein, Jr., Edward L. Baker, and A.R. Carpenter. The Nominating Committee, which makes nominations for election of directors, also has responsibility for accepting nominations from shareholders. The Nominating Committee met once during 1996. The Company's Bylaws require that any nominations by shareholders be delivered to the Company no later than the deadline for submitting shareholder proposals. See "Shareholder Proposals."

       Compensation Committee. The Compensation Committee presently is comprised of Messrs. Ernest (Chairman), Baker, Carpenter and Peck. The Compensation Committee held three meetings during 1996 to review 1995 performance and to review and approve changes to the Company's current executive compensation plans. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus and long term compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate, as well as makes grants of employee stock options and other stock awards under the Company's Long Term Omnibus Plan.


  Compensation Committee Report on Executive Compensation

       The Compensation Committee of the Board of Directors (the
  "Committee") is responsible for evaluating and establishing levels of executive compensation and administering the Company's benefit plans. The Committee also provides review and commentary on non-executive compensation programs.

      Compensation Philosophy. The Company's executive compensation program has been designed to attract, motivate, reward and retain key executives who are capable of enhancing the Company's financial performance in a competitive industry and building a premier operating company. The Company's philosophy for compensating executive officers is that an incentive-based compensation system tied to the Company's financial performance will best align the interest of its executives with the objectives of the Company. In accordance with this philosophy, the Company has adopted a compensation system that is based on the Company's operational performance and the creation of shareholder value.

      The Committee reviews the Company's executive compensation program based upon market information of other comparable operating companies. Such review also involves evaluation of the Company's corporate performance for the prior year, and the Company's future business plan. From time to time the Company has retained compensation consulting firms to assist it in structuring the Company's executive compensation. In 1996, the Company retained FPL Associates ("FPL") who assisted the Committee in reviewing compensation levels for 1997. FPL was selected based on its experience in designing compensation plans for other successful companies, which include REITs. After review of the executive compensation plan, relevant market data, 1996 corporate performance, and the 1997 business plan, the Committee addressed the key components of the Company's executive compensation system consisting of base salary, annual bonus, stock options, a performance stock plan, and a stock purchase plan.

       Base Salaries. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talents, including a comparison to the market consensus of base salaries for comparable positions. Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account current and new responsibilities, current market consensus for the position held, and such other factors as the Committee may deem appropriate.

       Annual Bonus. All of the Company's executive officers are eligible for an annual bonus based on a targeted percentage of the individual's base salary (currently 25% to 45% depending on the position held). Each officer's bonus target is tied to a scale that adjusts the bonus target up or down based on the achievement of predetermined levels in funds from operations per share ("FFO per share"). In 1997, the Committee approved the payment of 110% of targeted bonuses to executive officers as a result of achieving FFO per share of $2.01 for the year ended December 31, 1996, which exceeded the Company's 1996 objective.

       The Committee may at its discretion approve additional bonus awards for significant strengthening of the Company's overall capital structure. During 1996, the Company completed a strategic alliance with Security Capital whereby Security Capital agreed to purchase up to approximately $132 million in Common Stock by June, 1997. At December 31, 1996, the market value of the Company's Common Stock increased to approximately $358 million from $168 million at December 31, 1995, and included a 61.6% total return to shareholders during 1996. This increase reduced the Company's ratio of debt to total market capitalization to 32.4% from 40.8% at December 31, 1995, and significantly increased the Company's available capital for new investments. Additionally, the Company reduced its borrowing costs on variable rate debt with the refinancing of its line of credit. As a result of the positive impact of these transactions, the Committee approved additional bonuses to executive officers equal to 50% of targeted bonuses. The Committee required that all bonuses be paid 45% in cash and 55% in the Company's Common Stock.

      Stock Purchase Plan. To encourage stock ownership by management, the Company has implemented a stock purchase plan ("SPP") whereby the Company may make loans to executive officers and other key employees to acquire Common Stock directly from the Company. These recourse loans are secured by the stock purchased. Five percent of an executive's original balance of the SPP loans is to be forgiven on each anniversary of the loan through the tenth anniversary provided that the employee remains employed with the Company. Additionally, the Committee may approve the forgiveness of additional amounts of all SPP loans based on the Company's achievement of predetermined performance goals which include growth in FFO, and total shareholder return. As a result of exceeding the FFO per share target and achieving a total shareholder return in excess of 20%, the Committee approved an additional 15% forgiveness of the SPP loans.

      Stock Options. No stock options were granted to officers during 1996. In January, 1997, the Board of Directors granted 1,183,200 stock options to key employees under the Company's existing long-term Omnibus Plan, with an exercise price of $25.25 per share, the fair market value at the date of grant, many of which are subject to stock purchases by the key employee. The options will expire after ten years, and become fully exercisable after five years.

       Performance Stock Plan. The Company has a performance stock program whereby each executive officer can earn a specified number of shares of restricted Common Stock as a result of achieving a compounded annual total return to shareholders of 15% over a three year period beginning with the average closing price of the fourth quarter of 1994. Any restricted stock earned vests over three years following the grant date provided the executive remains employed by the Company. At December 31, 1996, the first measurement date, cumulative shareholder return as determined by the plan was 66.4%. Accordingly, 40% of performance shares authorized under the plan were granted.

       Compensation Deduction Limitation. In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which prevents publicly held corporations from deducting compensation expenses in excess of $1 million paid to a chief executive officer or any of the other four most highly compensated officers unless such compensation is performance-based. The Company's compensation program does not currently provide for compensation levels to which this limit would apply. In any event, the Committee intends that all compensation to which the limit would otherwise apply (including compensation from the exercise of options) will be performance-based so as to be deductible under Section 162(m).

      CEO Compensation. The Committee's policies for the CEO's compensation are the same as the Company's other executive officers. For 1997, the CEO's base compensation was increased to $275,000 which, according to market data utilized, is the median market consensus for the position. The CEO serves under a rolling three-year employment agreement (see "Executive Compensation -- Employment Agreements"). In accordance with the Company's compensation plan, the CEO received a bonus of $225,000, which was paid 45% in cash and 55% in stock, and $186,338 of stock loan forgiveness under the SPP. The Committee believes that the Company performed well for 1996 as evidenced by the achievement of its operating objectives, significant strengthening of the Company's overall financial position, and the total return realized by its shareholders.

                                REGENCY REALTY CORPORATION

                                COMPENSATION COMMITTEE

                                Albert Ernest, Jr., Chairman
                                Edward L. Baker
                                A. R. Carpenter
                                J. Marshall Peck

  Comparative Stock Performance

       The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the NAREIT All Equity Index (excluding health care REITs) since October 29, 1993, the first date on which the Common Stock began trading on the New York Stock Exchange following the Company's initial public offering, assuming the reinvestment of any dividends and assuming the investment of $100 in each.


                              COMPARE CUMULATIVE RETURN
                             AMONG REGENCY REALTY CORP.,
                       S&P 500 INDEX AND NAREITY EQUITY INDEX*

                         Oct. 29,  Dec. 31,  Dec. 31,   Dec. 31,  Dec. 31,
                           1993      1993      1994       1995      1996

  Regency Realty Corp.   $100.00   $ 86.36    $ 94.35   $106.74   $179.84

  NAREIT Equity Index    $100.00   $ 94.83    $ 97.67   $111.55   $152.16

  S&P 500 Index          $100.00   $100.25    $101.57   $139.75   $171.83


  Executive Compensation

       The following table summarizes the compensation paid or accrued by the Company for services rendered during fiscal 1996, 1995 and 1994 to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                     Annual Compensation               Compensation

                                                                 Restricted   Securities
     Name & Principal                        Cash       Stock      Stock      Underlying     SPP Loan       All Other
         Position        Year  Salary(1)   Bonus(2)   Bonus(2)    Awards(3)  Options/SARs    Awards(4)   Compensation(5)

   Martin E. Stein, Jr.  1996   $252,391   $102,250   $123,750     $168,000       0          $186,338       $34,439
    President and Chief  1995    240,000     56,760     86,640            0       0           103,950        23,331
    Executive Officer    1994    230,000      1,000     94,500            0       0            69,300        11,868

   Bruce M. Johnson      1996    145,076     52,750     63,250       84,000       0            84,083        19,753
    Executive Vice       1995    135,000     29,560     42,840            0       0            41,580        14,142
    President and Chief  1994    123,000      1,000     46,370            0       0            27,720        12,019
    Financial Officer

   Robert C. Gillander,  1996    137,500     50,005     59,895       73,500       0            80,502        18,266
     Jr.                 1995    125,000     25,000     36,000            0       0            41,580        13,175
    Executive Vice       1994    116,000      1,000     40,320            0       0            27,720        11,736
    President,
    Investments

   James D. Thompson     1996    129,826     47,350     56,650       68,250       0            71,185        17,929
    Executive Vice       1995    121,000     25,840     37,260            0       0            36,383        12,930
    President,           1994    116,000      1,000     40,320            0       0            24,256        11,648
    Operations

   Richard E. Cook       1996    125,114     31,000     30,000       68,250       0            74,535        17,038
    Senior Vice          1995    121,000     23,560     33,840            0       0            41,580        12,930
    President,           1994    116,000      1,000     40,320            0       0            27,720        12,040
    Development(6)

  _________________________
  (1)  Includes amounts deferred under the 401(k) feature of the Company's profit sharing plan.

  (2) Bonuses for the year ended December 31, 1996 were paid 45% in cash and 55% in stock; for the year ended December 31, 1995 were paid 40%
       in cash and 60% in stock; and for the year ended December 31, 1994 were paid 100% in stock.
  (3) Consists of the fair market value of restricted stock awards on December 31, 1996, the date of grant. Awards vest 34%, 33% and 33% on the first, second and third anniversary date of the grant provided that the executive is employed by the Company or any affiliate on the date of vesting, except that Mr. Cook's award could vest in full in January 1998, subject to the provisions of his termination agreement.
       The executive is entitled to dividends and voting rights on unvested shares. Unvested shares, representing the full amount of the awards listed above, held by the named executives as of the date of this Proxy Statement are as follows: Mr. Stein, 6,400 shares; Mr.
       Johnson, 3,200 shares; Mr. Gillander, 2,800 shares; Mr. Thompson,
       2,600 shares; and Mr. Cook, 6,500 shares.
  (4) Represents amounts earned by the named executive officers in the form of loan forgiveness in accordance with the terms of Stock Purchase
       Plan that is part of the Company's 1993 Long Term Omnibus Plan.
  (5) Consists of (a) contributions in the form of stock to the Company's profit sharing and 401(k) plan for 1996, 1995 and 1994, the non-
       401(k) portion of which was based on the attainment of predetermined levels of funds from operations per share, and stock bonuses in the amount equal to what would have been contributed to the 401(k) plan in the absence of applicable IRS limitations: Mr. Stein, $33,629, $22,521 and $11,448; Mr. Johnson, $18,943, $13,332 and $11,448; Mr.
       Gillander, $13,456, $12,365 and $11,448; Mr. Thompson, $17,119,
       $12,120 and $11,448; and Mr. Cook, $16,228, $12,120 and $11,448; and
       (b) excess term life insurance premiums for 1996, 1995 and 1994: Mr.
       Stein, $810, $810 and $420; Mr. Johnson, $810, $810 and $571; Mr.
       Gillander, $810, $810 and $288; Mr. Thompson, $810, $810 and $200 and
       Mr. Cook, $810, $810 and $592.
  (6)  Mr. Cook resigned from the Company effective January 31, 1997.

       Employment Agreements. The Company has entered into a three-year employment agreement with Martin E. Stein, Jr., the Company's President and Chief Executive Officer, providing for an annual base salary and participation in the Company's executive compensation plans on the same terms as other executive officers. The agreement, which was effective in October 1993, will be renewed automatically for an additional year on each anniversary date thereof so that the remaining term will be three years, unless either party gives written notice of non-renewal. The agreement provides for Mr. Stein to receive base salary and incentive compensation for the remainder of the term of the agreement in the event that he is terminated, his responsibilities are materially reduced or the Company's headquarters are relocated from Jacksonville, Florida as a result of a sale, merger or other change of control of the Company. The Company has entered into agreements with its executive officers that provide for the payment of salary and benefits for a specified period in the event of a change of control only. A change of control is defined to include a change in at least one-third of the directors (unless recommended by a majority of the continuing directors), the acquisition by any person of at least 30% of the combined voting power of the Company's outstanding securities unless pursuant to transactions approved by a majority of the continuing directors, certain mergers, and a sale of substantially all the Company's assets.

       Options. The following table sets forth information concerning the value of unexercised options as of December 31, 1996 held by the executives named in the Summary Compensation Table above. No options were exercised during 1996.

                         OPTION YEAR-END VALUES TABLE

                                                        Value of Unexercised
                           Number of Unexercised       In-the-Money Options at
                       Options at December 31, 1996       December 31, 1996
   Name                  Exercisable/Unexercisable    Exercisable/Unexercisable

   Martin E. Stein,      40,000 (E) / 0 (U)                    $280,000
   Jr.

   Bruce M. Johnson      16,000 (E) / 0 (U)                     112,000


   Robert C.             16,000 (E) / 0 (U)                     112,000

   Gillander, Jr.

   James D. Thompson     14,000 (E) / 0 (U)                      98,000

   Richard E. Cook       16,000 (E) / 0 (U)                     112,000

  _________________________


       Stock Purchase Plan Loans. To further align the interest of management with the Company's shareholders, the Company has implemented a stock purchase plan ("SPP") as part of its Long-Term Omnibus Plan to encourage stock ownership by management. Management purchased 226,000 shares under this program during 1993 and 1996 at fair market value at the time of purchase. The stock purchases were funded by SPP loans from the Company (averaging 92% of the purchase price) and cash provided directly from management. The current SPP loans outstanding are fully secured by a portion of the stock purchased, have full recourse to management, are interest only (due quarterly) with fixed rates of interest of 7.34% to 7.79%, and mature in 10 years. As part of the program, a portion of the loans may be forgiven annually based on Company FFO performance, and total shareholder return.

       The following table sets forth as of March 1, 1997, the amounts outstanding under the SPP loan program from each of the Company's executive officers.

                             SPP Loan
                             Balance            Largest Balance
   Executive Officer      March 1, 1997      Since January 1, 1996

   Martin E. Stein,          $651,662              $838,000
   Jr.

   Bruce M. Johnson           314,767               398,850

   Robert C.                  294,479               374,981
   Gillander, Jr.

   James D. Thompson          261,896               333,081

   Richard E. Cook            163,645               335,200


       Compensation of Directors. In 1996, the Company paid an annual fee of $17,000 to each of its directors, other than the Chairman and the President, plus $2,500 per year for service on a Board committee ($3,000 per year for chairing a committee). Directors' fees are currently paid in shares of Common Stock, unless the director elects to receive all or any portion of the fees in cash. Non-employee directors also receive non-qualified options to purchase 1,000 shares of Common Stock at the end of each year and may elect to participate in a stock purchase matching program that provides for a total stock value match of up to $10,000 per year. The options vest one year after grant and have a term of ten years and an exercise price equal to the greater of the fair market value of the Common Stock on the date of grant or the average trading price of the Common Stock on the 20 business days preceding the date of grant.

  Compensation Committee Interlocks
  and Insider Participation

       During the year ended December 31, 1996, Martin E. Stein, President and Chief Executive Officer of the Company, served on the board of directors of FRP Properties, Inc. Edward L. Baker, Chairman of the Board of FRP Properties, Inc. is a member of the Company's Compensation Committee.

  Certain Transactions

       The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

       Company Option on TRG Properties. TRG and Joan W. Stein, Martin E. Stein, Jr. and Robert L. Stein (who are directors of the Company, and together with Richard W. Stein, the "Steins") have retained interests in properties that were determined not to be appropriate for ownership by the Company initially because their transfer is restricted or because they lack cash flow or are of a type presently inconsistent with the Company's investment objectives. Upon consummation of the Company's initial public offering in 1993, TRG granted options to the Company for all of the properties (the "Option Properties") that TRG has the right to option and that are likely to become suitable for Company investment, e.g., land that can be developed into shopping centers or suburban office buildings. One of the Option Properties consists of a 19-story downtown office building in Fort Lauderdale, Florida ("BBP"), as to which the Company has been granted a right of first refusal. The remaining Option Properties consist of land in Florida that does not produce any cash flow. The Company has an option to purchase any of these properties, in whole or in part, for development as a Company property at a price equal to the sum of (i) 85% of the appraised value of the property multiplied by the percentage interest of TRG in the partnership that owns the property, plus (ii) 100% of the appraised value of the property multiplied by the percentage interest of any existing third party partners who also own an interest in the property.

       Management Services for TRG and its Affiliates. The Company, through its affiliate Regency Realty Group, Inc. (the "Management Company"), provides management and leasing services for BBP, and also will receive brokerage fees for arranging the sale of any of the Option Properties, in the event the Company does not acquire them, and development fees for providing development services for the Option Properties that consist of land held for sale. These arrangements are intended to give the Company the economic benefit from the management, leasing, brokerage and development activities with respect to such properties. All of such services are provided on terms and conditions no less favorable to the Management Company than the terms and conditions on which the Management Company provides similar services to third parties. The Audit Committee of the Board of Directors is required to review annually the terms and conditions on which such services are provided. During the year ended December 31, 1996, TRG paid the Management Company an aggregate of $413,199 for such services. The Management Company also will receive incentive compensation for developing certain Option Properties for others and for arranging the sale of certain Option Properties as to which the Company elects not to exercise its options in the form of a share of TRG's net proceeds from such activities in excess of specified levels.

      Administrative Services for TRG and its Affiliates. From time to time, certain personnel of the Company or its subsidiaries provide risk management, accounting, office space and other services to TRG and certain of its affiliates, including the Steins, pursuant to an administrative services agreement entered into in November 1993. The cost of such services are reimbursed by TRG based on percentage allocations of management time and general overhead made in compliance with applicable regulations of the Internal Revenue Service. The Audit Committee of the Board of Directors is required to review annually the cost allocations made pursuant to the administrative services agreement. During the year ended December 31, 1996, $95,000 was reimbursed to the Company under this agreement.

       Cost Sharing Arrangement with Management Company. The Company manages, leases and develops its own properties under employee and cost sharing arrangements with the Management Company. TRG owns 95% of the voting common stock of the Management Company, and the Company owns 100% of the Management Company's non-voting preferred stock and 5% of its voting common stock. The cost sharing arrangements are based on allocations of management time and general overhead made on an arm's-length basis and in compliance with applicable regulations of the Internal Revenue Service. All such cost sharing arrangements must be reviewed annually by the Audit Committee of the Board of Directors, and any changes in such arrangements must be approved by a majority of the Company's independent directors. Under generally accepted accounting principles, all items of income and expense of the Management Company are consolidated with the Company and included in the Company's financial statements, net of inter-company transactions.

      Limited Partnership Agreement with WLD Enterprises, Inc.  The
  Company, through its subsidiary RRC JV One, Inc., has entered into a limited partnership with WLD Realty, Ltd. known as Regency Ocean East Partnership, Ltd. in which the Company, as general partner, owns a twenty-five percent (25%) interest and WLD Realty, Ltd., as limited partner, owns a seventy-five percent (75%) interest. Douglas S. Luke, a director of the Company, is President and Chief Executive Officer of WLD Enterprises, Inc. ("WLD"), an affiliate of WLD Realty, Ltd., and also owns a 3.85% interest in WLD Realty, Ltd. The purpose of the partnership is to operate Ocean East, a Florida shopping center. Each partner contributed their pro rata share of capital on the closing date, January 31, 1996. Future distributions from the operations of the shopping center will be made pro rata until each partner has achieved a cumulative internal rate of return of 12%, then distributions will be 50% to each partner. In the event of sale or refinancing, distributions to each partner after return of capital will be pro rata and after an IRR of 18% will be 50% to each partner. In the opinion of the Board of Directors, the terms of the partnership agreement are at least as favorable as those that could be obtained from entering into a partnership with an unrelated party.

      Consulting Services from Security Capital Affiliate. Security Capital Investment Research, Inc. ("SCII"), an affiliate of Security Capital, provides consulting services from time to time on an as-needed basis to the various entities in which Security Capital has invested. During the year ended December 31, 1996, the Company accrued consulting fees and expenses to SCII of approximately $95,000, primarily for due diligence assistance in connection with the Branch Transaction.

      Other. Richard W. Stein, a nominee for director and the son and brother, respectively, of Joan W. Stein, the Company's Chairman, and Martin E. Stein, Jr., the Company's President and a director, is President and Chief Executive Officer, and a director of Palmer & Cay/Carswell, Inc., an independent insurance agency. During the year ended December 31, 1996, the Company obtained insurance through Palmer & Cay/Carswell for which Palmer & Cay/Carswell received commissions in the aggregate amount of approximately $127,000.


             PROPOSAL 2:  APPROVAL OF ISSUANCE OF COMMON STOCK IN
                    CONNECTION WITH THE BRANCH TRANSACTION

  General

       On March 7, 1997, the Company acquired, through a limited partnership (the "Partnership") of which a subsidiary of the Company is the sole general partner, substantially all of the assets of Branch Properties, L.P. ("Branch"), a privately held real estate firm based in Atlanta, Georgia, pursuant to a Contribution Agreement and Plan of Reorganization dated February 10, 1997 (the "Contribution Agreement"). The transactions contemplated by the Contribution Agreement (including those described below under "--Related Transactions") are referred to collectively as the "Transaction" or the "Branch Transaction." As initial consideration for the assets acquired from Branch, the Partnership issued 3,373,801 units of limited partnership interest (the "Units"), and the Company issued 155,797 shares of Common Stock, in a private placement to Branch's partners. The Units are redeemable on a one-for-one basis for shares of Common Stock, subject to certain conditions. See "--Redemption of Units for Common Stock." The Board of Directors is seeking shareholder approval for the issuance of up to approximately 4,825,600 shares of Common Stock, $0.01 par value, in connection with the Transaction, pursuant to rules of the New York Stock Exchange (the "NYSE"). It is not possible to determine the exact number of shares issuable in connection with the Branch Transaction because a portion of such shares is tied to earn-outs described below.

       Paragraph 312.03 of the NYSE Listed Company Manual provides that shareholder approval is required prior to the issuance of common stock in certain instances, including when the number of shares of common stock to be issued in a transaction or series of transactions, other than a public offering for cash, would equal at least 20% of the number of shares of common stock outstanding before such issuance. The shares of Common Stock issued, or issuable upon redemption of the Units issued, at the initial closing with Branch (an aggregate of 3,529,598 shares), constituted approximately 32.4% of the shares of Common Stock outstanding immediately before such closing. The total number of shares issued or issuable in connection with the Transaction, including two related transactions described below, pursuant to earn-outs described below and upon the redemption of Units at the election of the Unit holders, is estimated to be approximately 4,825,600 (collectively, the "Stock Issuances"). If the Company were to issue Common Stock in connection with the Transaction, including the redemption of Units, in excess of the 20% limitation without shareholder approval, the NYSE would have the authority to de-list the Common Stock from trading on the NYSE. Shareholder approval of the Stock Issuances is not required by Florida law or the Company's Articles of Incorporation or Bylaws.

       The Transaction has already been closed, and therefore, shareholder approval is not a condition to the consummation thereof. However, in the unexpected event that shareholders do not approve the Stock Issuances at the annual meeting, only 2,122,981 shares will be accepted for listing on the NYSE. In such event, the Partnership will be required to redeem for cash, at a per Unit price (the "Value") equal to the closing price of the Common Stock on the NYSE on the 10 consecutive trading days preceding the date of the Partnership's receipt of a notice of redemption, those Units submitted for redemption which otherwise would be redeemable for non-listed shares. Additionally, the Company will be required to redeem, at the Value thereof, any shares issued pursuant to the Transaction which have not been accepted for listing as a result of the failure of shareholders to approve the Stock Issuances.

  Vote Required

       The affirmative vote of a majority of the total votes cast, provided that the number of total votes cast represents over 50% of the shares of Common Stock issued and outstanding, is required to approve the Stock Issuances. For this purpose, broker non-votes and abstentions will not be counted. Under rules of the NYSE, the 155,797 shares of Common Stock issued in the Transaction in connection with a "C" reorganization of Branch's general partner must be voted with respect to the Stock Issuances in the same proportion as the shares voted by all the other shareholders on such matter.

        As a condition to the closing of the Transaction, directors, officers and principal shareholders of the Company, who as of the record date beneficially owned 6,105,014 shares, constituting approximately 50.2% of the outstanding Common Stock (exclusive of the 155,797 shares issued at the Branch closing, which must be voted proportionately as all other shares are voted), signed a voting agreement pursuant to which they have agreed to vote all of their shares in favor of the Stock Issuances and the proposed amendment to the Articles of Incorporation set forth in Proposal 3, thereby assuring shareholder approval thereof. The following persons signed the voting agreement: Joan W. Stein, Chairman of the Board of the Company, Martin E. Stein, Jr., President and a director, Robert L. Stein, a director, Richard W. Stein, a nominee for director, Security Capital, a major shareholder, Bruce M. Johnson, Executive Vice President, Robert C. Gillander, Jr., Senior Vice President, James D. Thompson, Senior Vice President, A. Chester Skinner, III, Vice President, and Robert L. Miller, Jr., Vice President.

       Approval of this Proposal 2 is not a condition to the approval of Proposal 3 (amendment of Section 5.14 of the Articles of Incorporation), but the approval of Proposal 3 is a condition to the approval of this Proposal 2.

       The Company's Board of Directors voted unanimously in favor of the Stock Issuances and recommends that the Company's shareholders vote in favor thereof. Proxies will be voted in favor of the Stock Issuances unless shareholders specify in their proxies a contrary choice.

  Consideration for Stock Issuances

       The consideration for the Stock Issuances consists or will consist of
  (i) the assets acquired from Branch and (ii) the Units which were issued in exchange for the assets acquired from Branch and which are submitted for redemption from time to time. Of the shares constituting the Stock Issuances, 155,797 shares were issued at the closing of the Branch Transaction in connection with a C reorganization of Branch's general partner, in exchange for the general partner's interest in Branch's assets. The direct consideration for the remaining Stock Issuances will consist of the Units that were issued at the Branch closing to the other partners of Branch in exchange for their interests in Branch's assets and Units proposed to be issued to certain other investors in property partnerships acquired from Branch which are described below under "-- Related Transactions." These Units are redeemable, subject to certain conditions, on a one-for-one basis for shares of Common Stock. See "-- Redemption of Units for Common Stock."

       The assets acquired from Branch include 18 existing shopping centers totalling approximately 1.9 million square feet of gross leasable area and 8 shopping centers currently being developed or redeveloped that will have approximately 700,000 square feet, located in Georgia, Florida, Tennessee, South Carolina and North Carolina. In addition, the Company acquired, through a non-qualified REIT subsidiary ("New Management Company"), Branch's third party development business, including build-to-suit projects for the CVS drug store chain, and third party management and leasing contracts for approximately 4 million square feet of shopping centers owned by third party investors (collectively, the "Third Party Management Business").

  Terms of the Branch Transaction

       Consideration. The Partnership issued 3,373,801 Units and the Company issued 155,797 shares of Common Stock in exchange for the assets acquired from Branch. Additional earn-out Units and shares may be issued, as further described below, subject to the satisfaction of certain performance conditions. The Units are entitled to priority distributions from operating cash flow of the Partnership equal to the per share cash dividend on the Common Stock.

       In determining the aggregate consideration for the assets acquired from Branch, the Company considered such factors as the historical and expected cash flow of the properties, nature of the tenancies and terms of the leases in place, occupancy rates, opportunities for alternative and new tenancies, current operating costs, physical condition and location, and the anticipated impact of the acquisition on the Company's financial results. The Company took into consideration capitalization rates at which it believes other shopping centers have recently sold, but determined the acquisition price based on the factors described above. No separate independent appraisals were obtained for the assets. The Company also took into consideration historical and anticipated revenues from the Third Party Management Business, but based on the fact that the third party management contracts it acquired from Branch are generally terminable on relatively short notice, a significant portion of the consideration for the Third Party Management Business will be paid in the form of earn-out consideration, which is further described below.

       Based on the above factors, the Company (i) arrived at an aggregate consideration of $78,092,181 for Branch's net equity in the assets transferred to the Company and (ii) divided that amount by $22-1/8 (the "Unit Price") in order to arrive at the number of Units and shares of Common Stock issued at the closing (excluding earn-out Units and shares described below). The Unit Price is based on the trading price of the Common Stock in early November 1996, at the time that Branch and Regency agreed to negotiate further terms of the transaction. In addition, the Partnership assumed indebtedness encumbering the assets in the aggregate principal amount of approximately $112 million, net of minority interest. Based on the Unit Price and assuming that (i) the maximum Property Earn-Out (as defined below) of $22,568,851 will be achieved, and (ii) the Third Party Earn-Out (as defined below) will be $750,000, the aggregate consideration for Branch's net equity in the assets transferred to the Company will be $101,411,065.

       On February 7, 1997, the last trading day prior to public announcement of the Transaction, the high and low sale prices of the Common Stock on the NYSE were $26.75 and $26.50, respectively.

       Earn-Out Consideration. Additional Units and Common Stock may be issued on the fifteenth day after the first, second and third anniversaries of the closing (each an "Earn-Out Closing"), based on the performance of certain of the Partnership's properties (the "Property Earn-Out"), and additional shares of Common Stock may be issued at the first and second Earn-Out Closings based on revenues from the Third Party Management Business (the "Third Party Earn-Out"). The formula for the Property Earn-Out provides for calculating any increases in deemed value ("Increased Value") on a property-by-property basis, based on any increases in net operating income for certain properties in the Partnership's portfolio as of February 15 of the year of calculation. The Increased Value will be divided by the Unit Price to determine the number of additional Units and shares to be issued at the Earn-Out Closings. The Property Earn-Out is limited to $15,974,188 at the first Earn-Out Closing and $22,568,851 at all Earn-Out Closings (including the first Earn-Out Closing).

       The Third Party Earn-Out will be calculated by dividing the Unit Price into a specified percentage of total revenues from the Third Party Management Business accrued during the preceding calendar year, other than development fees for CVS projects. Management anticipates that the total Third Party Earn-Out will be approximately $750,000.

       Other. For additional information concerning the Transaction, see the Company's Form 8-K dated March 7, 1997 and its Form 8-K/A dated March 20, 1997, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


  Redemption of Units for Common Stock

       Beginning as of 5:00 p.m. Eastern time on the first business day following the earlier to occur of (i) approval by the Company's shareholders of the Transaction and the amendment to Section 5.14 of the Company's Articles of Incorporation that is the subject of Proposal 3, or
  (ii) the first anniversary of the Closing (the "First Redemption Date"), Unit holders have the right to require the Partnership, at any time and from time to time, to redeem any Units held by them in exchange for shares of Common Stock, on a one-for-one basis, subject to certain anti-dilution adjustments to take account of stock splits, stock dividends and the like with respect to the Common Stock. After the 420th day after the closing (the "Option Date"), the General Partner may elect to pay the redemption price in shares or in cash equal to the Value of the shares that would otherwise have been issued upon the exercise of redemption rights, or in a combination of shares and cash. If the redemption date occurs on or before the Option Date, the General Partner is required to pay the redemption price in shares, except as otherwise specifically provided in the Partnership Agreement. The exercise of redemption rights is subject to transfer restrictions in the Company's Articles of Incorporation, which are designed to preserve the Company's status as a REIT and as a domestically controlled REIT under the Internal Revenue Code. See "Proposal 3."



     Former Branch partners have been given the right to elect to exercise redemption rights prospectively on the first possible date for redemptions. As of the date of this Proxy Statement, former Branch partners holding approximately 2,824,000 Units in the aggregate have submitted notices of redemption, electing to redeem all the Units held by them on the first possible date for redemption and also electing to redeem, immediately upon issuance, any Units issued to them at any Earn-Out Closing. Assuming that shareholders approve the Transaction and the proposed amendment to the Articles of Incorporation that is the subject of Proposal 3, all such Units will be redeemed, and an equal number of shares of Common Stock will be issued to such persons, as of 5:00 p.m. on June 13, 1997, the first business day following the date of the annual meeting.



       OCP received 1,723,830 Units at the closing and has submitted a notice to redeem all such Units for Common Stock on the first business day after shareholder approval of the Stock Issuances (or the first business day after the first anniversary of the closing, whichever is earlier).
  The shares issuable to OCP upon such redemption are expected to constitute 11.1% of the outstanding Common Stock immediately following such redemption (after giving effect to the redemption of Units of other Unit holders who are expected to redeem on the same date).

  Capital Contribution from Security Capital

       The Company has contributed approximately $26 million cash to the Partnership to reduce outstanding debt encumbering the properties acquired from Branch by $25.7 million and to pay initial transaction costs. Cash requirements for the transaction have been provided by the sale on March 3, 1997 of 1,475,178 shares of Common Stock for an aggregate price of $26 million to Security Capital, pursuant to a Stock Purchase Agreement dated as of June 11, 1997, as amended. The transactions contemplated by the Stock Purchase Agreement were described in the Company's definitive proxy statement for, and approved by shareholders at, a special meeting of shareholders held on September 10, 1996.

       As described in such proxy statement, in order to preserve Security Capital's pro rata ownership of the Company, Security Capital has participation rights entitling it to purchase additional equity in the Company, at the same price as that offered to other purchasers, each time that the Company sells additional shares of capital stock or options or other rights to acquire capital stock. In connection with the Units and shares of Common Stock issued in exchange for Branch's assets on March 7, 1997 and the proposed issuance of additional Units in two related transactions discussed below (see "--Related Transactions"), Security Capital had the right to acquire up to 3,771,622 shares of Common Stock at a price of $22-1/8 per share. However, pursuant to Amendment No. 1 to its Stockholders Agreement with the Company, Security Capital has elected (i) to waive such rights with respect to all but 1,750,000 shares (or such lesser number, not less than 850,000 shares, as will not result in the Company ceasing to be a domestically controlled real estate investment trust), (ii) to initially defer its rights with respect to the 1,750,000 shares to no later than August 31, 1997, and (iii) to defer its rights with respect to any such shares, not to exceed 1,050,000 shares, that remain unpurchased on August 31, 1997 to no later than the first Earn-Out Closing, in order to permit Unit holders who are Non-U.S. Persons (as defined in the Company's Articles of Incorporation) to redeem their Units for Common Stock. See "Proposal 3." Security Capital's participation rights remain in effect, at $22-1/8 per share, with respect to Units and shares issued at the Earn-Out Closings, and also remain in effect, at a price equal to the then market price of the Common Stock, with respect to shares issued upon the redemption of Units for Common Stock provided that Security Capital did not exercise its participation rights at the time of issuance of such Units.

  Related Transactions

       The Company also has committed to issue a total of 138,626 Units to two investors who have provided funds for the development of one of the development properties acquired from Branch and who had the right to become limited partners of Branch upon the completion of the property. The additional Units are expected to be issued in May 1997 and will be redeemable for Common Stock on a one-for-one basis beginning in March 1998. The Company also is negotiating with two other investors to issue additional Units (estimated at approximately 100,000 Units, which will be redeemable on a one-for-one basis for Common Stock) in exchange for their interests in one of the property partnerships acquired from Branch.

  Reasons for the Branch Transaction

      Management of the Company believes that the Transaction has enabled the Company to acquire a major presence in the Atlanta market, including management personnel, through a single acquisition instead of on a property-by-property basis. Management believes that many of the properties acquired from Branch are "in fill" properties located in or near affluent neighborhoods where additional development opportunities for neighborhood and community shopping centers are limited. Additionally, the Transaction is expected to cement the Company's relationship with Publix Super Markets, which anchors 24 of the Company's shopping centers, including 6 centers acquired from Branch.

       In addition, the Company acquired, through its indirect interest in New Management Company, a significant portfolio of third party management contracts, as well as five build-to-suit projects for the CVS drugstore chain. Management hopes that the third party management business acquired from Branch (while generally terminable on short notice) not only will provide a continuing source of revenues but also will create opportunities for other management, leasing and development activities and possible opportunities for raising additional capital.

       Management also believes that the Transaction will help accelerate the Company's goal of attaining the "critical mass" necessary to access capital markets consistently on favorable terms. REITs with total assets of at least $500 million are often viewed as having better access to capital and growth opportunities. As a result of the Transaction, Regency's total assets have grown from approximately $386 million to approximately $622 million.

  Reasons for and Effect of the Stock Issuances

       The Branch Transaction was structured as a non-taxable contribution of assets to the Partnership in order to permit Branch's former partners to defer federal income taxes that they would have incurred had Branch's assets been transferred to the Company in exchange for cash or Common Stock. Making the Units issued in the Transaction redeemable for Common Stock allows the Unit holders to redeem their Units for a marketable investment, which will be a taxable event to the Unit holders, at a time of their own choosing after shareholder approval of the Stock
  Issuances.

       The Board of Directors believes that the issuance of Common Stock in lieu of cash upon redemption of the Units will enhance the Company's capital structure and allow it to maintain its existing debt-to-equity ratios. In the unlikely event that shareholders fail to approve the Stock Issuances, the required cash redemption, on the first anniversary of the Branch closing, of Units that would otherwise be redeemed on that date for non-NYSE-listed Common Stock will result in very significant cash requirements that either will necessitate the incurrence of additional debt or the raising of funds in a public stock offering.

       The following table sets forth the capitalization of the Company as of December 31, 1996 on a pro forma basis ("Acquisition Pro Forma") giving effect to (i) the Branch Transaction and (ii) the sale of $26 million of Common Stock to Security Capital. The Company invested the proceeds of the $26 million in the Partnership in exchange for 30.4% of the Partnership, which was then used to reduce the outstanding debt of the Partnership by $25.7 million. Subject to shareholder approval, the Units issued to Branch are redeemable for shares of Common Stock. See "-- Redemption of Units for Common Stock." In the event that shareholders do not approve the redemption for Common Stock, the Unit holders exercising redemption rights will receive a portion of their redemption price in Common Stock (subject to the NYSE's 20% limitation) and the balance in cash, after the first anniversary of the acquisition. Therefore, in addition to the Acquisition Pro Forma presented, two pro forma redemption methods are also presented to reflect the potential redemption of 100% of the Units issued to Branch: (1) 100% Common Stock ("Equity Redemption Method"), and (2) a combination of Common Stock and cash ("Debt Redemption Method").

                                            December 31, 1996

                                       Pro Forma Unit Redemptions
                                             (In thousands)

                                    Acquisition   Equity      Debt
                                     Pro Forma    Method     Method*

   Mortgage loans payable             $191,274   $191,274   $191,274

   Acquisition and development          73,701     73,701    111,469
   line of credit                      -------    -------    -------
        Total outstanding debt         264,975    264,975    302,743
                                       -------    -------    -------
   Limited partner's interest in
   operating partnerships               91,095        508        508
                                       -------    -------    -------
   Stockholders' Equity
      Common stock $.01 par value
      per share:                           277        310        296
         25,000,000 shares
         authorized

      Special common stock -
        10,000,000
        shares authorized:
          Class B $.01 par value            25         25         25
          per share

      Additional paid in capital       253,093    343,647    305,892

      Distributions in excess of
        net income and Other           (16,485)   (16,485)   (16,485)
                                       --------   --------   --------
       Total stockholders' equity      236,910    327,497    289,729
                                       -------    -------    -------
       Total capitalization           $592,980   $592,980   $592,980

   Debt to Total Capitalization         44.7%      44.7%      51.1%
   Earnings Per Share:

        Primary                         $0.77      $0.77      $0.63

        Fully Diluted                   $0.75      $0.75      $0.63
  ________________

  * Prior to receiving shareholder approval, the Company can issue up to 20% of its Common shares outstanding immediately prior to the Branch acquisition closing, or 2,122,981 Common shares (the "20% Limitation") in exchange for Units exercising redemption rights. At closing, 155,797 Common shares were issued as part of the Transaction, increasing the Company's percentage interest in the Partnership to 32.6%. Currently, 1,967,184 Common shares are available under the 20% Limitation.



     As indicated in the earnings per share information in the above table, the issuance of Common Stock upon redemption of the Units is expected to have an anti-dilutive effect on earnings per share compared with paying a portion of the redemption price in cash using borrowed funds. Pay-ment of the redemption price in cash in order to comply with the NYSE's 20% Limitation would require the incurrence of additional indebtedness and result in additional interest expense, unless the Company raises funds in a public or private offering for the payment of the redemption price in cash. The issuance of Common Stock upon redemption of Units will dilute the voting percentage interests of the existing holders of Common Stock. The Common Stock issued upon redemption of Units will not be entitled to preemptive rights.




    PROPOSAL 3:  APPROVAL OF AMENDMENT TO SECTION 5.14 OF THE ARTICLES OF
      INCORPORATION TO AUTHORIZE FORMER BRANCH PARTNERS WHO ARE NON-U.S.
                        PERSONS TO ACQUIRE COMMON STOCK



     Pursuant to the Company's Contribution Agreement with Branch, the
  Board of Directors is seeking shareholder approval of a proposed amendment to Section 5.14 of the Company's Articles of Incorporation to enable former Branch partners who are Non-U.S. Persons as defined in the Articles of Incorporation (the "Foreign Partners"), to redeem their Units for Common Stock.





     Approximately 39% of the outstanding Units are held by the Foreign Partners. However, Section 5.14 of the Company's Articles of Incorporation as currently in effect restricts the direct or indirect acquisition by Non-U.S. Persons of shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify under the Internal Revenue Code as a domestically controlled REIT, assuming that Security Capital (a Luxembourg corporation) and its affiliates, are non-U.S. Persons and own 45% of the Company's Common Stock on a fully diluted basis (the "45% Presumption"). Acquisitions of capital stock that violate this provision are deemed null and void.





     The 45% Presumption was adopted in September 1996 as part of the Company's Articles of Incorporation in order to help protect the Company's status as a domestically controlled REIT under the Internal Revenue Code. Certain Non-U.S. Persons, including Security Capital, who own shares in a domestically controlled REIT are entitled to certain favorable tax treatment with respect to such shares. The presumption that Security Capital and its affiliates are non-U.S. Persons and own 45% of the Common Stock on a fully diluted basis was adopted in order to allow Security Capital to exercise its stock purchase and participation rights, which give it the right to acquire up to approximately 44% of the Company's outstanding Common Stock on a fully diluted basis.





     The proposed amendment to Section 5.14 of the Articles of Incorporation, a copy of which is included as part of Exhibit A, would authorize Security Capital to waive the 45% Presumption. In connection with the initial closing under the Contribution Agreement, Security Capital has agreed to waive the 45% Presumption, subject to the adoption of the proposed amendment to Section 5.14 and to the satisfaction of certain other conditions, in order to facilitate the Transaction by making it possible for Foreign Partners to redeem their Units for Common Stock without violating Section 5.14. The waiver will be limited to the Foreign Investors and generally will not be transferable. Under the proposed amendment, an acquisition of Company stock is likely to continue to be an unsuitable investment for Non-U.S. Persons except for the acquisition of Common Stock in redemption of Units by Foreign Partners entitled to the benefit of Security Capital's waiver.





     Security Capital's waiver of the 45% Presumption will enable the Foreign Partners to redeem their Units for Common Stock, which they generally would not be permitted to do absent such waiver. The Company is expected to remain a domestically controlled REIT in spite of such waiver. Such waiver will not affect the Company's qualification as a REIT, even if, contrary to expectation, the waiver were to result in the Company ceasing to be a domestically controlled REIT. Qualification as a REIT does not depend on the extent to which the REIT's capital stock is owned by U.S. Persons. Security Capital will have no authority as a result of the adoption of Proposal 3 to waive the Company's REIT status or to take action that would result in the Company's disqualification as a REIT.



       The affirmative vote of a majority of the total votes cast by shareholders with respect to Proposal 3 is required to approve the proposed amendment to Section 5.14 of the Articles of Incorporation. For this purpose, broker non-votes and abstentions will not be counted. As noted above, officers, directors and principal shareholders beneficially owning approximately 50.2% of the outstanding Common Stock (exclusive of the 155,797 shares issued at the Branch closing, which must be voted proportionately as all other shares are voted) have entered into a voting agreement in which they have agreed to vote all shares beneficially owned by them in favor of Proposal 3, thereby assuring shareholder approval thereof. See "Proposal 2 -- Vote Required."

       Approval of this Proposal 3 is a condition to the approval of Proposal 2 (the Branch Transaction), but approval of Proposal 2 is not a condition to the approval of this Proposal 3.

       The Company's Board of Directors voted unanimously in favor of the proposed amendment to Section 5.14 of the Articles of Incorporation and recommends that the Company's shareholders vote in favor thereof. Proxies will be voted in favor of the proposed amendment unless shareholders specify in their proxies a contrary choice.

        PROPOSAL 4:  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO
          AUTHORIZE AN ADDITIONAL 150 MILLION SHARES OF COMMON STOCK

       The Board of Directors also has proposed that Article 4.1 of the Company's Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 25 million to 150 million shares. As of the date of this Proxy Statement, the Company had outstanding 12,323,183 shares of Common Stock and additionally had reserved for issuance an additional 12,613,099 shares as part of the Security Capital Agreement, upon the conversion of the Class B Stock, in connection with the Branch Transaction, issuance of restricted stock to officers, exercise of outstanding stock options held by officers, directors and key employees, and upon the redemption of units of an unrelated limited partnership. The Articles of Incorporation also authorize 10 million shares of Special Common Stock, which are issuable by the Board of Directors in separate classes or series and of which 2,500,000 shares are outstanding in the form of Class B Stock (which is non-voting). The Board of Directors believes that it is in the best interest of the Company to have sufficient authorized but unissued Common Stock to enable the Company to respond quickly to acquisition opportunities, raise capital in public offerings, and offer stock-based compensation to key employees.

       The text of the proposed amendment is included as part of Exhibit A. The additional authorized shares may be used for any proper corporate purpose approved by the Board of Directors, subject only to such shareholder approval requirements as may be imposed by the NYSE or, in the case of executive compensation, the Internal Revenue Code. The availability of additional authorized shares would enable the Board of Directors to act with flexibility and dispatch when favorable opportunities arise to enhance the Company's capital structure.
  Additional shares may be issued in connection with acquisitions of properties or businesses, public offerings for cash, employee benefit plans, and stock dividends. The issuance of additional shares of Common Stock will likely result in dilution of the interests of existing shareholders. The Company has no present plans, agreements, commitments, undertakings or proposals with respect to the issuance and sale of additional authorized shares of Common Stock except with respect to the shares reserved for future issuance as described above, except for proposed acquisitions of four shopping centers in three separate transactions in exchange for an estimated aggregate of 437,000 shares of Common Stock (including shares issuable upon the conversion of limited partnership interests). Shareholders do not have preemptive rights to purchase any additional shares issued except for the participation rights of Security Capital described elsewhere herein. See "Proposal 2--Capital Contribution from Security Capital."

       The affirmative vote of a majority of the total votes cast on Proposal 4 is required to approve the proposed Amendment to Section 4.1 increasing the number of authorized shares of Common Stock from 25 million to 150 million. For this purpose, broker non-votes and abstentions will not be counted.

       The Company's Board of Directors recommends a vote "FOR" the proposal to amend Section 4.1 of the Articles of Incorporation to increase the number of authorized shares of Common Stock to 150 million. All proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       The Board of Directors has selected the firm of KPMG Peat Marwick LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 1997. That firm has served as the auditors for the Company since 1993. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                OTHER MATTERS

       The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.


                             SHAREHOLDER PROPOSALS



        Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 1998 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than February 12, 1998. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.




                                 ANNUAL REPORT

       A copy of the Company's Annual Report for the year ended December 31, 1996 accompanies this Proxy Statement. Additional copies may be obtained by writing to Brenda Paradise, the Company's Director of Shareholder Relations, at the Company's principal executive offices, at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.


                            EXPENSES OF SOLICITATION

       The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated in this Proxy Statement by reference, except as superseded or modified herein:

       1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and



     2. The Company's Periodic Report on Form 8-K dated March 7, 1997, as amended by Form 8-K/A filed on March 20, 1997 and Form 8-K/A-2 filed on May 12, 1997.



       Each document filed by the Company subsequent to the date of this Proxy Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date on which the annual meeting is held shall be deemed to be incorporated in this Proxy Statement by reference and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or any subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

       The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any document described above that has been incorporated by reference in this Proxy Statement (excluding exhibits to such document unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Ms. Brenda Paradise, the Company's Director of Shareholder Relations, 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202 (telephone (904) 356-7000).




  Dated:   May 14, 1997





       SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                                                   EXHIBIT A

                             ARTICLES OF AMENDMENT
                                      OF
                          REGENCY REALTY CORPORATION


       This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006, Florida Business Corporation
  Act, amendments to the Articles of Incorporation, as restated on November 4, 1996, were approved by the Board of Directors at a meeting held on January 27, 1997 and adopted by the shareholders of the corporation on _______________, 1997. The only voting group entitled to vote on the adoption of the amendment to the Articles of Incorporation consists of the holders of the corporation's common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. The

      Restated Articles of Incorporation of the Company are hereby amended as follows (amended language is underscored):

       Section 4.1 is amended to read as follows:

            "Section 4.1 Authorized Capital. The maximum number of shares of stock which the corporation is authorized to have outstanding at any one time is one hundred seventy million (170,000,000) shares (the "Capital Stock") divided into classes as follows:

                 3. Ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"), and which may be issued in one or more classes or series as further described in Section 4.2;

                 4. One hundred fifty million (150,000,000) shares of voting common stock having a par value of $0.01 per share (the "Common Stock"); and

                 5. Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the "Special Common Stock") and which may be issued in one or more classes or series as further described in Section 4.4.

       All such shares shall be issued fully paid and non assessable."

       Section 5.14 is hereby amended in its entirety to read as follows:

            "Section 5.14 Certain Transfers to Non-U.S. Persons Void. Any Transfer of shares of Capital Stock of the Corporation to any Person (other than a Special Shareholder) that results in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (de-termined, until the 15% Termination Date (as defined in the Stockholders Agreement), if any, by assuming that the Special Shareholders (i) are Non-U.S. Persons and (ii) own (A) a percentage of the outstanding shares of Common Stock of the Corporation equal to 45%, on a fully diluted basis, and (B) a percentage of the outstanding shares of each class of Capital Stock of the Corporation (other than Common Stock) equal to the quotient obtained by dividing the sum of its actual ownership thereof and, without duplication of shares included in clause
       (A), the shares it has a right to acquire by the number of outstanding shares of such class (clauses (i) and (ii) are referred to collectively as the "Presumption") shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares held or purported to be held by the transferee shall, automatically and without the necessity of any action by the Board of Directors or otherwise, (i) be prohibited from being voted at any time such securities result in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (de-termined, until the 15% Termination Date, if any, by applying the Presumption, (ii) not be entitled to dividends with respect thereto, (iii) be considered held in trust by the transferee for the benefit of the Corporation and shall be subject to the provisions of Section 5.3(c) as if such shares of Capital Stock were the subject of a Transfer that violates Section 5.2, and
       (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of shareholders. The Special Shareholders may, in their sole discretion, with prior notice to and the approval of the Board of Directors, waive in writing all or any portion of the Presumption, on such terms and conditions as they in their sole discretion determine.

       IN WITNESS WHEREOF, the undersigned Executive Vice President of this corporation has executed these Articles of Amendment this ______ day of _________________, 1997.



                                     _____________________________
                                     Bruce M. Johnson

                                     Executive Vice President

                          REGENCY REALTY CORPORATION
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 1997

       The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Joan W. Stein and Martin E. Stein, Jr., and each or either of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of Common Stock of Regency Realty Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 12, 1997, and any and all adjournments thereof, in the manner specified.

  1.   Election of Directors nominated by the Board of Directors-Class III:
       J. Alexander Branch III and Robert S. Underhill; Class I: Douglas S. Luke, Mary Lou Rogers and Richard W. Stein.

    [_] FOR all  [_] WITHHOLD    INSTRUCTION: To withhold authority
      nominees     AUTHORITY     to vote for any individual nominee,
      listed      to vote for    write that nominee's name on the
    (except as   all nominees    space provided below.)
     marked to   to the right.   ___________________________________________
   the contrary
      to the
      right).

  2.   Issuance of Common Stock in connection with Branch Transaction.
       NOTE: approval of Proposal 2 is conditioned on approval of Proposal 3, but not vice versa.

            [_] FOR        [_] AGAINST            [_] ABSTAIN

  3. Amendment to Section 5.14 of Articles of Incorporation to permit certain waivers.

            [_] FOR        [_] AGAINST            [_] ABSTAIN

  4. Amendment to Section 4.1 of Articles of Incorporation increasing authorized Common Stock to 150 million shares.

            [_] FOR        [_] AGAINST            [_] ABSTAIN

          (Continued and to be SIGNED and dated on the reverse side.)



                         (Continued from reverse side)
    THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                     WILL BE VOTED "FOR" EACH PROPOSAL.

       Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

       Dated:   __________________________________, 1997

                ___________________________________(SEAL)

                ___________________________________(SEAL)

       (Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)

                                   APPENDIX


                           Independent Auditors' Report


  The Shareholders and Board of Directors
  Regency Realty Corporation:

  We have audited the accompanying consolidated balance sheets of Regency Realty Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regency Realty Corporation as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP
                                          Certified Public Accountants

  Jacksonville, Florida
  January 27, 1997, except for Note 11,
  as to which the date is March 7, 1997

                                 APPENDIX

                      REPORT OF INDEPENDENT ACCOUNTANTS


  March 7, 1997

  To the Partners of Branch Properties, L.P.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated/combined statements of operations, of partners' and owners' equity, and of cash flows present fairly, in all material respects, the financial position of Branch Properties, L.P. and Predecessor (the "Company") at December 31, 1996 and 1995 and the results of their operations for each of the three years in the period ended December 31, 1996 and their cash flows for the year ended December 31, 1996, the periods from December 19, 1995 through December 31, 1995, January 1, 1995 through December 18, 1995 and the year ended December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements
  based on our audits.   We conducted our audits of these statements in
  accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether
  the financial statements are free of material misstatement.   An audit
  includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluat-
  ing the overall financial statement presentation.   We believe that our
  audits provide a reasonable basis for the opinion expressed above.

  /s/ Price Waterhouse LLP

  Price Waterhouse LLP
  Atlanta, Georgia